Exhibit 99.1

January 30, 2007	Contact:	Michael G. Long
Chief Financial Officer
(713) 654-8960

EDGE PETROLEUM ANNOUNCES CLOSING OF COMMON STOCK
AND PREFERRED STOCK OFFERINGS AND EXERCISE OF OVER-ALLOTMENT
OPTIONS

HOUSTON - EDGE PETROLEUM CORPORATION (NASDAQ: EPEX) today announced the closing of a public offering of 10.925 million shares of common stock at $13.25 per share to the public.  The closing included 1.425 million shares relating to the underwriters’ over-allotment option, which was exercised in full.  Raymond James & Associates, Inc. and J.P. Morgan Securities Inc. acted as joint bookrunners for the common stock offering.  Edge received approximately $138 million of proceeds from the offering, net of underwriting discounts and expenses.

Edge concurrently closed an offering of 2.875 million shares of 5.75% Series A cumulative convertible perpetual preferred stock at $50.00 per share to the public.  The closing included 375,000 shares relating to the underwriters’ over-allotment option, which was exercised in full.  J.P. Morgan Securities Inc. and Raymond James & Associates, Inc. acted as joint bookrunners for the Series A preferred stock offering.  Edge received approximately $138 million of proceeds from the offering, net of underwriting discounts and expenses.

Edge intends to use the proceeds from these offerings, along with borrowings under a proposed new revolving credit facility, to finance the pending acquisition of oil and gas properties from Smith Production Inc. and to refinance Edge’s existing revolving credit facility.  The Smith acquisition is scheduled to close on January 31, 2007.  If the pending Smith acquisition is not completed in full or at all, Edge expects to use the remaining net proceeds from the offerings to repay outstanding indebtedness under its existing revolving credit facility, to fund its drilling program, to fund possible other acquisitions and for general corporate purposes.

Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States.  Edge common stock is listed on the NASDAQ Global Select Market under the symbol “EPEX.”

This news release does not constitute an offer to sell or solicitation of an offer to buy any security, nor will there be any sale of such security in any jurisdiction in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  Prospectus supplements related to the offerings have been filed with the Securities and Exchange Commission and are available on the SEC’s website, www.sec.gov.

Copies of the prospectus supplements and the accompanying prospectus may be obtained from Raymond James & Associates, Inc. at 880 Carillon Parkway, St. Petersburg, Florida 33716 and J.P. Morgan Securities Inc. at 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245.

Statements regarding the pending Smith acquisition, including the scheduled closing date, as well as any other statements that are not historical facts in this release are forward-looking statements that involve certain risks, uncertainties and assumptions, many of which are beyond Edge’s ability to control or estimate, and are subject to material changes. Such risks, uncertainties and assumptions include, but are not limited to, risks that the pending Smith acquisition will not close, risks that the proposed new revolving credit facility will not close, actions by the seller in the acquisition and other factors detailed in the registration statement relating to these securities and Edge’s filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.